UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2020

ZOSANO PHARMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36570	45-4488360
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, CA 94555

(Address of principal executive offices) (Zip Code)

(510) 745-1200

(Registrant’s telephone number, include area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	ZSAN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2020, Zosano Pharma Corporation (the “Company”) filed a Current Report on Form 8-K (as amended by Amendment No. 1 on Form 8-K/A filed on March 4, 2020) reporting the appointment of Christine Matthews as interim chief financial officer.

On April 27, 2020, Ms. Matthews was appointed as the permanent chief financial officer and principal financial officer of the Company, effective as of May 1, 2020 (the “Effective Date”).

The Company has entered into an employment letter agreement with Ms. Matthews in connection with her appointment as chief financial officer. Pursuant to the agreement, Ms. Matthews will receive a base annual salary of $300,000, a target bonus of 40% (effective as of February 1, 2020, the date she commenced service as interim chief financial officer), with the payment amount based upon performance as determined by the Board, and an option grant to purchase 35,000 shares of the Company’s common stock. One-fourth of the shares subject to the option will vest on the first anniversary of the Effective Date and 1/48th of the shares will vest on each monthly anniversary thereafter, subject to Ms. Matthews continuing to provide services to the Company through each such vesting date.

Ms. Matthews’s agreement also provides that in the event of Ms. Matthews’s termination of employment by the Company without cause or her resignation for good reason, in either case, other than during the one-year period following a change in control of the Company, then, subject to her execution of a release of claims against the Company, Ms. Matthews will receive continued payment of her base salary for 6 months following termination and payment or reimbursement of continued healthcare premiums for up to 6 months. In addition, the vesting of Ms. Matthews’s awards will accelerate with respect to 25% of any then-unvested shares upon such termination. In the event of Ms. Matthews’s termination of employment by the Company without cause or her resignation for good reason, in either case, during the one-year period following a change in control of the Company, then, subject to her execution of a release of claims against the Company, Ms. Matthews will receive a lump sum severance payment equal to (i) 12 months of her then-current base salary plus (ii) an amount equal to any bonus earned for the prior fiscal year (provided, that, if the termination occurs in 2021, the amount tied to her bonus shall not reflect any pro-ration based on her partial employment as Chief Financial Officer during 2020), and payment or reimbursement of continued healthcare premiums for up to 12 months. In addition, the vesting of Ms. Matthews’s equity awards will accelerate in full upon such termination. Under the agreement, in the event of Ms. Matthews’s disability, the Company will also pay base salary and provide employee benefits to Ms. Matthews, in each case, for up to 12 weeks during any period of 365 consecutive calendar days.

There is no arrangement or understanding between Ms. Matthews and any other person pursuant to which Ms. Matthews was appointed as an officer of the Company. There are no family relationships between Ms. Matthews and any of the Company’s directors or executive officers. There are no related person transactions in which Ms. Matthews had or will have a direct or indirect material interest required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of the employment letter agreement with Ms. Matthews is qualified in its entirety by reference to the full text of the agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Letter Agreement, dated April 30, 2020, with Christine Matthews

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2020	ZOSANO PHARMA CORPORATION

	By:	/s/ Steven Lo
Steven Lo
Chief Executive Officer